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[Hecla Logo]                                                       Exhibit 99.1
                                                                        2000-16

                       HECLA ENTERS INTO AGREEMENT TO SELL
                         BALL CLAY AND KAOLIN DIVISIONS
                              FOR IMMEDIATE RELEASE
                                November 20, 2000

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today announced it has entered into an agreement to sell its wholly owned subsidiary, Kentucky-Tennessee Clay Company, to Zemex Corp. of Toronto, Canada, for a price of $68 million. Hecla plans to sell its feldspar subsidiary separately.

     Arthur Brown, Hecla's chairman, president and chief executive officer, said, "This is a case where the parts are greater than the whole. We can realize a larger return overall by selling the feldspar segment separate from the ball clay and kaolin divisions. We already have interest in the feldspar business from another party and, in fact, have commenced negotiations on that part of the transaction. However, we wanted to make sure we had a commitment for the purchase of the larger portion first." Brown said he is pleased with the purchase price of the ball clay and kaolin operations and expects to close the transaction by the end of January 2001. He continued, "I feel we received good value for a good asset. Furthermore, Zemex has indicated it expects to retain K-T Clay's employees, and it is important to me to know that our people will have continued employment opportunities."

     Hecla has previously announced it intends to use proceeds from the sale of Kentucky-Tennessee Clay Company to pay down current bank debt of $55 million coming due next April and for general corporate purposes. The company anticipates the sale of K-T Clay will enhance its potential for future precious metals acquisitions or expansions, as well as eliminating most of the company's bank debt.

     Brown said, "This move refocuses us on our historical silver producing heritage. During its 110-year history, Hecla has been well-known as one of the United States' premier silver producers. We have increased our silver production more than fourfold over the past five years in anticipation of a future increase in the price of silver. I think we could be in the `darkest before the dawn' period of this low silver price cycle. We believe the fundamentals of supply and demand and silver's current deficit situation are bringing us closer to the time when we may see a sustained increase in the price of silver. Demand for the metal continues to increase each year, and our position as a producing silver company puts us in position to benefit from that price increase when it occurs. Becoming a pure-play precious metals company is designed to benefit our share price, as we believe some investors did not give us full value in the past for our industrial minerals subsidiaries."

     Hecla Mining Company mines silver and gold at three underground mines in Alaska, Idaho and Venezuela. Precious metals exploration projects and properties are located in the vicinity of the existing mines, as well as the promising Saladillo silver/gold exploration property in central Mexico. The company expects to produce approximately 8 million ounces of silver and about 130,000 ounces of gold in 2000.

     Kentucky-Tennessee Clay Company, headquartered in Nashville, Tennessee, is a major producer of ball clay and also mines kaolin in the southeast United States. K-T Clay also operates a clay processing plant in Mexico. Its products are marketed mainly to manufacturers of ceramics products.

     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ




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materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

           Contact:  Vicki J. Veltkamp, vice president - investor and public relations, 208/769-4144

              Hecla's Home Page can be accessed on the Internet at:
                           http://www.hecla-mining.com